Exhibit 99.1

SPECTRUM BRANDS REACHES SETTLEMENT WITH SENIOR TERM LENDERS,
RESOLVING THEIR OBJECTION TO PLAN OF REORGANIZATION

ATLANTA, GA, June 24, 2009 – Spectrum Brands today announced that it has reached agreement with the agent acting for the senior term lenders as to the terms of a settlement that would revise the terms of its senior term credit facility and resolve the senior term lenders’ objection to Spectrum Brands’ proposed Plan of Reorganization.  The settlement remains subject to definitive documentation and is contingent upon bankruptcy court approval.  A court hearing at which Spectrum is seeking confirmation of its proposed Plan of Reorganization is currently underway.

“We are very pleased to have reached this mutually agreeable settlement with our senior term lenders which we believe represents a major step forward in our efforts to implement our proposed Plan of Reorganization and ultimately emerge from Chapter 11 protection later this summer.  We believe the Plan of Reorganization, including the proposed amendment to the senior term credit facility, will significantly improve the financial profile of the company,” said Kent Hussey, CEO of Spectrum Brands.

The key terms of the proposed amendment to the senior term credit facility include:
•	a floor on LIBOR rate of 150 basis points,
•	an increase of 250 basis points in the applicable rate to apply to each tranche of the facility;
•	increased required senior leverage ratios to allow a maximum senior leverage ratio of 5.75 through October 2010, 5.50 from October 2010 through October 2011; and 5.00 thereafter; and
•	a change in the maturity of the senior term loans from March 2013 to June 2012.

The terms of the proposed amendment to the senior term credit facility are expected to be filed with the bankruptcy court in the coming days.

Spectrum Brands and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 in the U.S. Bankruptcy Court for the Western District of Texas, San Antonio Division on February 3, 2009. The main case number is 09-50455. The Company’s non-U.S. operations, which are legally separate, are not included in the Chapter 11 proceedings.

Additional information about the restructuring is available on the Company’s web site at www.spectrumbrands.com.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release.  Actual results may differ materially as a result of (1) risks that the bankruptcy cases disrupt current plans and operations; (2) risks that the Company's businesses could suffer from the loss of key customers, suppliers or personnel during the pendency of the bankruptcy cases, (3) risks that the Company will be able to maintain sufficient liquidity for the pendency of the bankruptcy cases, (4) risks that the Company will be unable to successfully close the exit financing, (5) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (6) changes in consumer demand for the various types of products Spectrum Brands offers,(7) unfavorable developments in the global credit markets, (8) the impact of overall economic conditions on consumer spending, (9) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (10) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (11) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (12) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.  Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release.  Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this release  or to reflect actual outcomes.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of consumer Batteries, specialty pet supplies, shaving and grooming products, household and lawn insect and pest control products, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world.

Contacts:

Investor Contact:
Carey Phelps
DVP Investor Relations & Corporate Communications, Spectrum Brands
866-338-2415

Media Contact:
Kekst and Company for Spectrum Brands
Michael Freitag or Victoria Weld
 (212) 521-4800